Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

Publication of the decision to issue a voluntary public
takeover offer pursuant to Sec. 10 (1) in conjunction with Sections 29, 34 of the German Securities Acquisition and Takeover Act (WpÜG)

Bidder:
MFE-MEDIAFOREUROPE N.V.
Viale Europa 46
20093 Cologno Monzese Italy
registered with the Dutch Commercial Register (Kamer van Koophandel) under number 83956859

Target:
ProSiebenSat.1 Media SE Medienallee 7
85774 Unterföhring Germany
registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 219439

ISIN: DE000PSM7770 (WKN: PSM777)

Today, MFE-MEDIAFOREUROPE N.V. (“Bidder”), a holding company for the multinational media group MFE, has decided to offer to the shareholders of ProSiebenSat.1 Media SE (“P7”) by way of a voluntary public takeover offer (“Takeover Offer”) to acquire all registered no-par value shares in P7 with a proportionate interest in the share capital of EUR 1.00 per share (“P7 Shares”).

The Bidder expects to offer shareholders of P7 who tender their shares during the offer period an offer consideration equal to the 3 months volume-weighted average price of the P7 Share (as calculated by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht)), which corresponds to the statutory minimum price. Approximately 78% of the offer price is expected to be paid in cash and approximately 22% of the offer price is expected to be paid in newly-issued MFE A shares.

The Takeover Offer will be subject to customary conditions such as market and business-related material adverse change clauses and regulatory clearances and other conditions.

Also today, the Bidder entered into an irrevocable undertaking with an existing shareholder of P7 pursuant to which such shareholder has irrevocably undertaken to accept the Offer for part of the P7 Shares currently held; such undertaking secures that the Bidder will in any event hold more than 30% of the share capital of P7 upon completion of the Takeover Offer.

The offer document for the Takeover Offer (in German and a non-binding English translation), the exemption document pursuant to Article 1, para. 4, lit. f), and para. 5, lit. e), of the EU Regulation No. 2017/1129 on prospectus requirements (relating to the offering and admission to trading of the newly-issued MFE A shares) and further information on the Takeover Offer will be published and available on the internet at: https://www.mfemediaforeurope.com/en/governance/freiwilliges-offentliches- ubernahmeangebot-an-die-aktionare-der-prosiebensat-1-media-se/

Important Information:

This announcement is neither an offer to purchase nor a solicitation of an offer to sell P7 Shares. The final terms of the Takeover Offer as well as other provisions relating to the Takeover Offer will be communicated in the offer document after the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) has permitted the publication of the offer document. The Bidder reserves the right to deviate from the key items presented here in the final terms and conditions of the Takeover Offer to the extent legally permissible. Investors and holders of P7 Shares are strongly advised to read the offer document and all other documents relating to the Takeover Offer as soon as they have been made public, as they will contain important information. The offer document for the Takeover Offer (in German and a non-binding English translation) with the detailed terms and conditions and other information on the Takeover Offer will be published after approval by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) amongst other information on the internet at https://www.mfemediaforeurope.com/en/governance/freiwilliges-offentliches-ubernahmeangebot-an-die- aktionare-der-prosiebensat-1-media-se/. The Takeover Offer will be implemented exclusively on the basis of the applicable provisions of German law, in particular the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz - WpÜG), and certain securities law provisions of the United States of America relating to cross-border takeover offers. The Takeover Offer will not be conducted in accordance with the legal requirements of jurisdictions other than the Federal Republic of Germany or the United States of America (as and to the extent applicable). Accordingly, no notices, filings, approvals or authorizations for the Takeover Offer have been filed, caused to be filed or granted outside the Federal Republic of Germany or the United States of America (as and to the extent applicable). Investors and holders of P7 Shares cannot rely on being protected by the investor protection laws of any jurisdiction other than the Federal Republic of Germany or the United States of America (as and to the extent applicable). Subject to the exceptions described in the offer document and, where applicable, any exemptions to be granted by the respective regulatory authorities, no takeover offer will be made, directly or indirectly, in those jurisdictions in which this would constitute a violation of applicable law. This announcement may not be released or otherwise distributed in whole or in part, in any jurisdiction in which the Takeover Offer would be prohibited by applicable law. The Bidder reserves the right, to the extent permitted by law, to directly or indirectly acquire additional P7 Shares outside the Takeover Offer on or off the stock exchange, provided that such acquisitions or arrangements to acquire will comply with the applicable German statutory provisions, in particular the WpÜG, and Rule 14e-5 of the Securities Exchange Act of 1934 (“Exchange Act”), and the Offer Price is increased in accordance with the WpÜG, to match any consideration paid outside of the Offer if higher than the Offer Price. Shareholders should be aware that the Bidder may purchase securities, for example, in open market or privately negotiated purchases. If such acquisitions take place, information on such acquisitions, including the number of P7 Shares acquired or to be acquired and the consideration paid or agreed, will be published in German and in a non-binding English translation without undue delay if and to the extent required under the laws of the Federal Republic of Germany, the United States or any other relevant jurisdiction. The Takeover Offer announced in this announcement will be made for the securities of a German company admitted to trading on the Frankfurt Stock Exchange and the Luxembourg Stock Exchange (Bourse de Luxembourg) and will be subject to the disclosure requirements, rules and practices applicable to companies listed in the Federal Republic of Germany, which are different from those of the United States and other jurisdictions in certain material respects. This announcement has been prepared in accordance with German style and practice for the purposes of complying with the laws of the Federal Republic of Germany. The financial information relating to the Bidder and P7 included elsewhere, including in the offer document, will be prepared in accordance with provisions applicable in the Federal Republic of Germany and will not be prepared in accordance with generally accepted accounting principles in the United States; therefore, it may not be comparable to financial information relating to United States companies or companies from other jurisdictions outside the Federal Republic of Germany. The Takeover Offer will be made in the United States pursuant to Section 14(e) of, and Regulation 14E under, the Exchange Act (subject to certain exemptions therefrom), and otherwise in accordance with the requirements of the laws of the Federal Republic of Germany. Shareholders from the United States should note that P7 is not listed on a United States securities exchange, is not subject to the periodic requirements of the Exchange Act and is not required to, and does not, file any reports with the United States Securities and Exchange Commission. Any contract entered into with the Bidder as a result of the acceptance of the planned Takeover Offer will be governed exclusively by and construed in accordance with the laws of the Federal Republic of Germany. It may be difficult for shareholders from the United States (or from elsewhere outside of Germany) to enforce certain rights and claims arising under United States federal securities laws (or other laws they are acquainted with) since the Bidder and P7 are located outside the United States (or the jurisdiction where the shareholder resides), and some or all of their respective officers and directors reside outside the United States (or the jurisdiction where the shareholder resides). Shareholders of P7 may not be able to sue a non-United States company or its officers or directors in a non-United States court for violations of United States securities laws. It also may be difficult to compel a non-United States company and its affiliates to subject themselves to a United States court’s judgment. To the extent that this document contains forward-looking statements, they are not statements of fact and are identified by the words “intend”, “will” and similar expressions. These statements express the intentions, beliefs or current expectations and assumptions of the Bidder and the persons acting in concert with it. Such forward-looking statements are based on current plans, estimates and projections made by the Bidder and the persons acting in concert with it to the best of their knowledge, but are not guarantees of future accuracy (this applies in particular to circumstances beyond the control of the Bidder or the persons acting in concert with it). Forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and are usually beyond the Bidder’s control or the control of the persons acting in concert with it. It should be taken into account that actual results or consequences in the future may differ materially from those indicated or contained in the forward-looking statements. It cannot be ruled out that the Bidder and the persons acting in concert with it will change their intentions and estimates stated in documents or notifications or in the offer document yet to be published after publication of the documents, notifications or the offer document.

Cologno Monzese (Italy), 26 March 2025

MFE-MEDIAFOREUROPE N.V.